Exhibit 10.2

Description of AmeriGas Propane, Inc. Supplemental

Executive Retirement Plan, Amended July 24, 2006

On July 24, 2006, the Board of Directors of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (the “General Partner”) approved an amendment to the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (as amended, the “AmeriGas SERP”). The amended AmeriGas SERP became effective July 24, 2006 and is applicable to the General Partner’s named executive officers employed by the General Partner.

The AmeriGas SERP provides supplemental retirement benefits to certain senior level employees of the General Partner, including Eugene V.N. Bissell, William D. Katz and Jerry E. Sheridan. The AmeriGas SERP provides that the General Partner shall establish an account for each participant in the AmeriGas SERP to which shall be credited annually an amount equal to 5% of his or her maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code and 10% of his or her compensation, if any, in excess of such maximum recognizable compensation. In addition, effective for amounts forfeited in 2005 and subsequent years, in the event that any portion of the employer matching contribution allocated to the participant under the AmeriGas Propane, Inc. 401(k) Savings Plan (the “AmeriGas 401(k) Plan”) with respect to a prior plan year is forfeited to satisfy the nondiscrimination requirements of section 401(k), 401(m) or 401(a)(4) of the Internal Revenue Code, the General Partner shall credit to his or her account under the AmeriGas SERP, in the year in which the forfeiture occurs, an amount that is equal to the forfeited employer matching contributions, adjusted for earnings and losses as provided under the AmeriGas 401(k) Plan to the date forfeited. Benefits payable under the AmeriGas SERP shall be paid as soon as practicable after a participant’s retirement or termination for a reason other than Termination For Cause (as defined in the AmeriGas SERP). Except in the case of a change in control, accrual of benefits under the AmeriGas SERP shall immediately cease upon a participant’s retirement or termination of employment with the General Partner.